MedQuist Announces Resolution of the DOJ Investigation and dismissal of Shareholder Lawsuits

MOUNT LAUREL, N.J., December 3, 2008 — MedQuist Inc. (Nasdaq: MEDQ), the largest Medical Transcription Service Organization (MTSO) in the world, is pleased to announce the positive resolution of several material legal matters

Resolution of the DOJ Investigation

As previously announced, the Company received an administrative HIPAA subpoena for documents from the United States Department of Justice (“DOJ”) on December 17, 2004. The subpoena sought information primarily about the Company’s provision of medical transcription services to governmental and non-governmental customers. The information was requested in connection with a government investigation into whether MedQuist and others violated federal laws in connection with the provision of medical transcription services. MedQuist fully cooperated with the DOJ from the inception of the investigation.

On November 25, 2008, MedQuist executed a Settlement Agreement (the “Settlement Agreement”) by and among (i) the United States of America, acting through the DOJ and on behalf of the Department of Veteran’s Affairs, the Department of Defense, the Public Health Service and part of the Department of Health and Human Resources, (ii) two individual qui tam relators and (iii) MedQuist. The DOJ intervened in the qui tam actions with respect to those claims raised in the qui tam actions that related to the same alleged conduct by MedQuist that was the subject of the DOJ’s investigation (the “Covered Conduct”).

Pursuant to the Settlement Agreement, MedQuist has agreed to pay the United States $6.6 million (the “Settlement Amount”). Under the terms of the Settlement Agreement, the United States releases MedQuist and its representatives from any civil or administrative money claim the United States has or may have for the Covered Conduct under the False Claims Act, 31 U.S.C. §§3729-3733; the Program Fraud Civil Remedies Act 31 U.S.C. §§ 3801-3812; or the common law theories of breach of contract, payment by mistake, unjust enrichment and fraud. In addition, each of the qui tam relators releases MedQuist and its representatives from any civil or administrative money claim the United States has or may have for the Covered Conduct under the False Claims Act, 31 U.S.C. §§3729-3733.

The Company has not admitted nor or will it admit to liability or any wrongdoing in connection with the settlement.

Dismissal of the Newcastle and Kahn shareholder lawsuits.

Kahn Lawsuit

The Company has also announced the dismissal with prejudice of a shareholder putative class action lawsuit filed in the Superior Court of New Jersey, Chancery Division, Burlington County. As previously announced, the suit, Alan R. Kahn v. Stephen H. Rusckowski, et al., Docket No. BUR-C-7-08, was filed on January 22, 2008 by MedQuist shareholder Alan R. Kahn against the Company, Koninklijke Philips Electronics N.V. (“Philips”) and four of MedQuist’s former non-independent directors, Clement Revetti, Jr., Stephen H. Rusckowski, Gregory M. Sebasky and Scott Weisenhoff. Plaintiff purported to bring the action on his own behalf and on behalf of all current holders of MedQuist common stock. The complaint alleged that defendants breached their fiduciary duties of good faith, fair dealing, loyalty, and due care by purportedly agreeing to and initiating a process for a sale of the Company or a change of control transaction which would allegedly cause harm to plaintiff and the putative class. Plaintiff sought both monetary and injunctive relief.

On June 12, 2008, following Philips’ announcement that it was selling its approximately 69.5% interest in MedQuist to CBaySystems Holdings Limited, plaintiff filed an amended class action complaint. In that amended complaint plaintiff asserted a claim against the Company, eight of MedQuist’s current and former directors, and Philips. Plaintiff alleged that MedQuist’s current and former directors breached their fiduciary duties of good faith, fair dealing, loyalty, and due care by not permitting the Company’s public shareholders the opportunity to decide whether they wanted to participate in a share purchase offer with non-party CBaySystems Holdings Limited that would have allowed the public shareholders to sell their shares of MedQuist common stock for an amount above market price. Plaintiff further alleged that CBaySystems Holdings also made the share purchase offer to MedQuist’s former majority shareholder, Philips, and that Philips breached its fiduciary duties by accepting CBaySystems Holdings’ offer. Based on these allegations, plaintiff sought declaratory, injunctive, and monetary relief from all defendants.

In July 2008, the defendants filed motions to dismiss plaintiff’s amended complaint. Oral argument on the motions was heard on November 7, 2008 and on November 21, 2008, the court issued an Order and Opinion that granted the defendants’ motions to dismiss with prejudice.

Newcastle Lawsuit

The Company announced that on November 7, 2008, the shareholder derivative action that was being pursued by Newcastle Partners, L.P. (“Newcastle”) and Arklow Master Fund, Ltd. (“Arklow”) was voluntarily dismissed without prejudice.

As previously announced the suit pending before the Superior Court of New Jersey, Chancery Division, Burlington County and captioned as Newcastle Partners, L.P. v. Koninklijke Philips Electronics N.V, et al., Docket No. BUR-C-083-08, was originally filed on June 30, 2008, by Newcastle, a shareholder affiliated with one of MedQuist’s directors. The action was brought, derivatively on MedQuist’s behalf, against Philips, CBaySystems Holdings, CBay Inc., five of MedQuist’s former non-independent directors, Stephen H. Rusckowski, Clement Revetti, Jr., Greg Sebasky, Jr., Scott M. Weisenhoff and Edward H. Siegel. The original complaint also named MedQuist as a “Nominal Defendant,” meaning that no monetary relief was being sought against the Company.

On July 9, 2008, Newcastle amended the complaint to add Arklow, a shareholder that is affiliated with another MedQuist director, as an additional plaintiff. In the amended complaint Plaintiffs alleged that defendants took steps to sell Philips’ entire interest in MedQuist to CBaySystems Holdings and CBay Inc. (collectively, “CBay”) and pursued four causes of action. First, plaintiffs asserted that Rusckowski, Revetti, Sebasky, Weisenhoff and Siegel (collectively, the Philips Directors), who were also senior officers of Philips, breached their fiduciary duties to MedQuist by taking steps to consummate the sale of Philips’ entire interest in MedQuist to CBay (the “CBaySystems Holdings Purchase”) which adversely affected MedQuist. Second, plaintiffs claimed that all of the defendants, individually and together, aided and abetted the Philips Directors’ breach of their fiduciary duties. Based on the first two causes of action, plaintiffs sought injunctive relief (including an order enjoining the CBaySystems Holdings Purchase), declaratory relief and attorneys’ fees and costs. Third, as an alternative form of relief, plaintiffs alleged that in the event that Philips sold its stake in MedQuist, plaintiffs demanded a declaration that a certain agreement related to the governance of the Company remain in full force and effect. Fourth, plaintiffs asserted that CBay breached the standstill provision contained in an April 2008 confidentiality agreement between MedQuist and CBay and demanded an injunction prevent CBay from continuing to violate the terms of that agreement.

On July 9, 2008, counsel for MedQuist, Philips, the Philips Directors, CBay, Newcastle and Arklow appeared before the court for a hearing on the plaintiffs’ temporary restraining order (“TRO”) application which sought to enjoin the CBaySystems Holdings Purchase. After entertaining argument from the parties, the court denied the TRO application. Thereafter, on or about July 31, 2008, the court held a preliminary injunction hearing on plaintiffs’ motion to enjoin the CBaySystems Holdings Purchase. On August 1, 2008, the court issued an Order and Opinion denying the motion for a preliminary injunction.

On November 7, 2008, following the denial of their TRO application and preliminary injunction hearing, the court approved a stipulation that was executed by plaintiffs and all defendants and it dismissed the Newcastle action without costs and without prejudice.

About MedQuist:

MedQuist is the largest Medical Transcription Service Organization (MTSO) in the world, and a leader in technology-enabled clinical documentation workflow. MedQuist’s enterprise solutions — including mobile voice capture devices, speech recognition, Web-based workflow platforms, and global network of medical editors — help healthcare facilities improve patient care, increase physician satisfaction, and lower operational costs. For more information, please visit http://www.medquist.com.

“Safe Harbor” Statement under the U.S. Private Securities Litigation Reform Act of 1995: Statements in this press release regarding MedQuist’s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties. Actual outcomes and results may differ materially from what is expressed or forecasted in forward-looking statements. As a result, forward-looking statements speak only as of the date they were made, and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise